As filed with the Securities and Exchange Commission on June 24, 2015
Registration Statement No. 333-176505

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	98-0365605
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1701 East “E” Street
P.O. Box 50850
Casper, Wyoming 82605
(307) 265-8900
(Address of principal executive offices)

ENERGY FUELS RESOURCES (USA) INC.
225 Union Blvd., Suite 600
Lakewood, Colorado 80228
(Name and address of agent for service)

(303) 389-4130
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [X]	Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

This Post-Effective Amendment (the “Post-Effective Amendment”) constitutes the Post-Effective Amendment No. 1 to the registration statement on Form S-3 (File No. 333-176505) (the “Registration Statement”) filed by Uranerz Energy Corporation (the “Company”).

On January 5, 2015, the Company entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”), with Energy Fuels Inc. (“Energy Fuels”) and EFR Nevada Corp. (“Merger Sub”), a wholly owned indirect subsidiary of Energy Fuels. Pursuant to the Merger Agreement, on June 18, 2015, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned indirect subsidiary of Energy Fuels (the “Transaction”).

As a result of the Transaction, the offering pursuant to the Registration Statement has been terminated because the Company intends to deregister its Common Stock under the Securities Exchange Act of 1934, as amended. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offerings thereunder, the Company hereby removes from registration all shares of common stock registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, United States of America, on June 24, 2015.

URANERZ ENERGY CORPORATION

/s/ Stephen P. Antony

Name:	Stephen P. Antony
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen P. Antony	President, Chief Executive Officer and	June 24, 2015
Stephen P. Antony	Director
(Principal Executive Officer)

/s/ Daniel G. Zang	Chief Financial Officer	June 24, 2015
Daniel G. Zang	(Principal Financial and Accounting
Officer)

/s/ David C. Frydenlund	Director	June 24, 2015
David C. Frydenlund